Exhibit 10.30

FIRST AMENDMENT

          THIS FIRST AMENDMENT (the “Amendment”) is made and entered into as of the 11th day of November, 2004, by and between RP/SARACEN PROPERTIES, LLC, a Delaware limited liability company (“Landlord”), and RNK, INC. d/b/a RNK Telecom, a Massachusetts corporation (“Tenant”).

RECITALS

A.

Landlord (as successor in interest to Wells Avenue Senior Holdings, LLC) and Tenant are parties to that certain lease dated May 8, 2000 (the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing 7,882 rentable square feet (the “Original Premises”) on the 3rd floor of the building commonly known as 333 Elm Street located at 333 Elm Street, Norfolk Place, Dedham, Massachusetts (the “Building”).

B.

Tenant has requested that additional space containing 3,343 rentable square feet on the 2nd floor of the Building shown on Exhibit A hereto (the “Expansion Space”) be added to the Premises and that the Lease be appropriately amended and Landlord is willing to do the same on the following terms and conditions.

C.	The Lease by its terms shall expire on June 30, 2006 (“Prior Termination Date”), and the parties desire to extend the term of the Lease, all on the following terms and conditions.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

I.

Expansion. Effective as of the Expansion Effective Date (defined below), the Premises, as defined in the Lease, is increased from 7,882 rentable square feet on the 3rd floor to 11,225 rentable square feet on the 2nd and 3rd floors by the addition of the Expansion Space, and from and after the Expansion Effective Date, the Original Premises and the Expansion Space, collectively, shall be deemed the Premises, as defined in the Lease. The term for the Expansion Space shall commence on the Expansion Effective Date and end on the Extended Termination Date (as hereinafter defined). The Expansion Space is subject to all the terms and conditions of the Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Original Premises unless such concessions are expressly provided for herein with respect to the Expansion Space.

A.

The Expansion Effective Date shall be the later to occur of (i) December 15, 2004 (“Target Expansion Effective Date”), or (ii) the date that is five (5) days after the date upon which the Landlord Work (as defined in the Work Letter attached as Exhibit B hereto) in the Expansion Space has been Substantially Completed (defined below); provided, however, that if Landlord shall be delayed in substantially completing the Landlord Work in the Expansion Space as a result of the occurrence of a Tenant Delay (defined below), then, for purposes of determining the Expansion Effective Date, the date of Substantial Completion shall be deemed to be the day that said Landlord Work would have been Substantially Completed absent any such Tenant Delay(s). A “Tenant Delay” means any act or omission of Tenant or its agents, employees, vendors contractors that actually delays Substantial Completion of the Landlord Work, including, without limitation, the following:

1.

Tenant’s failure to furnish information or approvals within any time period specified in the Lease or this Amendment, including the failure to prepare or approve preliminary or final plans by any applicable due date;

2.	Tenant’s selection of equipment or materials that have long lead times after first being informed by Landlord that the selection may result in a delay;

3.	Changes requested or made by Tenant to previously approved plans and specifications;

4.	The performance of work in the Expansion Space by Tenant or Tenant’s contractor(s) during the performance of the Landlord Work; or

5.	If the performance of any portion of the Landlord Work depends on the prior or simultaneous performance of work by Tenant, a delay by Tenant or Tenant’s contractor(s) in the completion of such work.

The Expansion Space shall be deemed to be Substantially Completed on the date that Landlord reasonably determines that all Landlord Work has been performed (or would have been performed absent any Tenant Delays), other than that Landlord Work, the non-completion of which does not materially interfere with Tenant’s use of the Expansion Space (e.g., details of construction or mechanical adjustment). The adjustment of the Expansion Effective Date and, accordingly, the postponement of Tenant’s obligation to pay Additional Rent for and with respect to the Expansion Space shall be Tenant’s sole remedy and shall constitute full settlement of all claims that Tenant might otherwise have against Landlord by reason of the Expansion Space not being ready for occupancy by Tenant on the Target Expansion Effective Date.

B.

In addition to the postponement, if any, of the Expansion Effective Date as a result of the applicability of Paragraph I.A. of this Amendment, the Expansion Effective Date shall be delayed to the extent that Landlord fails to deliver possession of the Expansion Space for any other reason (other than Tenant Delays by Tenant), including but not limited to, holding over by prior occupants. Any such delay in the Expansion Effective Date shall not subject Lnndlord to any liability for any loss or damage resulting therefrom. If the Expansion Effective Date is delayed, the Termination Date under the Lease shall not be similarly extended.

Extension. The term of the Lease is hereby extended for a period of 42 months and shall expire on December 31, 2009 (“Extended Termination Date”), unless sooner terminated in accordance with the terms of the Lease. That portion of the term commencing the day immediately following the Prior Termination Date (“Extension Date”) and ending on the Extended Termination Date shall be referred to herein as the “Extended Term”.

Base Rent.

A.

Through Prior Termination Date. The Base Rent, Additional Rent and all other charges under the Lease for and with respect to the Premises shall be payable as provided in the Lease therein with respect to the Original Premises through and including the Prior Termination Date (i.e., the Base Rent in respect of the Original Premises through June 30, 2006 shall be at a rental rate of $31.00 per rentable square foot of the Original Premises and there shall be no additional Base Rent payable for and with respect to the Expansion Space through June 30, 2006). Further, Tenant shall not be responsible for Additional Rent attributable to the Expansion Space until the Expansion Effective Date.

B.	From and After Extension Date. As of the Extension Date, the schedule of Base Rent payable with respect to the Premises during the Extended Term is the following:

Months of Term or Period	Annual Rate Per Square Foot	Annual Base Rent	Monthly Base Rent

July 1, 2006 — December 31, 2009:	$23.02	$258,399.50	$21,533.29

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

IV.

Parking. As of the Expansion Effective Date, Section 46 of the Lease is hereby amended (a) by deleting “eight (8)” from the first line thereof and inserting in its place “twelve (12)” (b) by deleting “seventeen (17)” from the fifth line thereof and inserting in its place “twenty four (24)”, and (c) by adding to the end of said Section 46 the following: “In the event that Landlord adds additional parking spaces to the parking facilities serving the Building, Tenant shall have the right to use its proportionate share (determined by floor area) of any such additional spaces.”

V.	Tenant’s Share. As of the Expansion Effective Date, Tenant’s Share shall be 24.94%.

VI.	Improvements to Expansion Space.

A.

Condition of Expansion Space. Tenant has inspected the Expansion Space and, subject only to the performance of Landlord’s Work described in subsection B below, agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements.

B.	Responsibility for Improvements to Expansion Space. Landlord shall perform improvements to the Expansion Space in accordance with the Work Letter attached hereto as Exhibit B.

VII.

Earl Access to Expansion Space. During any period that Tenant shall be permitted to enter the Expansion Space prior to the Expansion Effective Date (e.g., to perform alterations or improvements), Tenant shall comply with all terms and provisions of the Lease, except those provisions requiring payment of Base Rent and Additional Rent as to the Expansion Space. If Tenant takes possession of the Expansion Space prior to the Expansion Effective Date for any reason whatsoever (other than the performance of work in the Expansion Space or placing movable items within the Expansion Space with Landlord’s prior approval), such possession shall be subject to all the terms and conditions of the Lease and this Amendment.

VIII.	Inapplicable Lease Provisions.

Exhibit C to the Lease shall have no applicability in respect of the Expansion Space.

IX.	Notices.

For all purposes of the Lease, the notice address for Landlord is:

RP/Saracen Properties, LLC
do Saracen Companies
7 Wells Avenue
Newton, Massachusetts 02459

With a copy to:

Goulston & Storrs, P.C.
400 Atlantic Avenue
Boston, Massachusetts 02110
Attention: RP/Saracen Properties, LLC

X.	Miscellaneous.

A.

This Amendment and the Lease set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

	B.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

	C.	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

D.

Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

E.

The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

F.

Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment. Tenant agrees to indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the “Landlord Related Parties”) harmless from all claims of any brokers claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment. Landlord agrees to indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents (collectively, the “Tenant Related Parties”) harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.

G.	Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

          IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

WITNESS/ATTEST:	LANDLORD:
RP/SARACEN PROPERTIES, LLC, a Delaware limited
liability company

By: /s/ [Illegible]

Name:

Title:

Name (print): /s/ Alison Kispert

Name (print): Alison Kispert

WITNESS/ATTEST:	TENANT:

By: /s/ Matthew T. Kinney	RNK, INC., a Massachusetts corporation
Name (print): Matthew T. Kinney
By: /s/ Leah Williams	By: /s/ Richard N. Koch
Name (print): Leah Williams	Name: Richard N. Koch
Title: President